Exhibit 99.1 News Release JBT Corporation 70 W. Madison Suite 4400 Chicago, IL 60602 For Release: Immediate Investors & Media: Kedric Meredith +1 312 861 6034 JBT CORPORATION APPOINTS ROBERT PETRIE AS EXECUTIVE VICE PRESIDENT AND PRESIDENT, PROTEIN CHICAGO, September 24, 2021 – JBT Corporation (NYSE: JBT), a global technology solutions provider to high-value segments of the food and beverage industry, announced today the promotion of Robert “Bob” Petrie effective October 7th to the position of Executive Vice President and President, Protein. He succeeds Paul Sternlieb, who provided notice of his resignation from JBT in connection with his acceptance of the Chief Executive Officer position at an industrial public company, that is not competitive to JBT. Since 2016, Bob has led JBT’s Protein EMEA (Europe, Middle East, and Africa) business, and at the start of this year assumed additional responsibility for JBT’s Protein business in Asia. He joined the Company in 2009 when Double D Food Engineering Ltd, where he was Managing Director and a shareholder, was acquired by JBT. During his tenure, he has progressed through several engineering and commercial leadership roles with increasingly complex responsibilities, earning an outstanding reputation among employees and customers. Before joining Double D, Bob held various engineering, quality, and operational positions at NCR Corporation (NYSE: NCR). He holds a BSc in Engineering and Manufacturing and a post-graduate degree in Business Studies from Abertay University in Dundee, Scotland. “Bob’s exceptional leadership and business acumen, combined with his technical engineering expertise, make him a valuable addition to the executive team,” said Brian Deck, JBT’s President and Chief Executive Officer. “On behalf of the entire JBT organization, I would like to thank Paul and wish him much success in his new position,” continued Deck. “During his four-year tenure as President, Protein, Paul was instrumental in the completion of four successful acquisitions and delivered impressive growth and margin expansion for the business.” Paul has agreed to continue in his current role until October 7 th to provide a smooth transition.

JBT Corporation (NYSE: JBT) is a leading global technology solutions provider to high -value segments of the food & beverage industry with focus on proteins, diversified foods and automated system solutions. JBT designs, produces and services sophisticated products and systems for multi -national and regional customers through its FoodTech segment. JBT also sells critical equipment and services to domestic and international air transportation customers through its AeroTech segment. JBT Corporation employs approximately 6,200 people worldwide and operates sales, service, manufacturing and sourcing operations in more than 25 countries. For more information, please visit www.jbtc.com.